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                                                                     Exhibit 5.1


                         [LETTERHEAD OF FOLEY & LARDNER]

                                  June 21, 1999


Board of Directors
Firstar Corporation
Firstar Center
777 East Wisconsin Avenue
Milwaukee, WI  53202

         Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the registration statement on Form S-4 (the "Registration Statement") filed on June 21, 1999 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 376,380,000 shares of common stock, $0.01 par value per share (the "Shares"), of Firstar Corporation, a Wisconsin corporation (the "Company"), and related Preferred Share Purchase Rights (the "Rights"). The Shares are to be issued in connection with the Agreement and Plan of Merger dated as of April 30, 1999, as amended (the "Merger Agreement"), by and between Mercantile Bancorporation Inc., a Missouri corporation, and Firstar Corporation, a Wisconsin corporation. The terms of the Rights are as set forth in that certain Rights Agreement, dated as of November 23, 1998, between the Company and Firstar Bank Milwaukee N.A. (the "Rights Agreement").

         We have acted as counsel for the Company in connection with the issuance of the Shares pursuant to the Merger Agreement. For purposes of this opinion, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         Based upon the foregoing, we are of the opinion that:

         1. Assuming that the shareholders of the Company approve the Merger Agreement in the manner contemplated in the Registration Statement, the Shares being issued by the Company will have been duly authorized and, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and nonassessable, except as to nonassessability with respect to wage claims of employees of the Company for services performed not to exceed six
(6) months service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

         2. The Rights to be issued with the Shares when issued pursuant to the terms of the Rights Agreement will be validly issued.

         With certain exceptions, we are members of the bar of the State of Wisconsin. This opinion is limited to the federal laws of the United States of America and the laws of the State of Wisconsin.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm therein and in the related joint proxy statement/prospectus under the caption "Legal Matters." In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

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         This opinion is to be used only in connection with the issuance of the
Shares while the Registration Statement is in effect.

                                                   Very truly yours,

                                                   FOLEY & LARDNER

                                                   By: /s/ HARRY V. CARLSON, JR.
                                                   ---------------------------
                                                   Harry V. Carlson, Jr.